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             SHANTOU CITY SHAOHE PEARL SEAWATER CULTURED CO., LTD.





                                    CONTRACT


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                             CONTRACT


                     CHAPTER 1 - GENERAL PROVISIONS

Art. 1 In accordance with the China-Foreign Cooperative Joint Venture Law of the People's Republic of China and other laws and regulations of China on foreign-related matters, in adherence to the principles of equality and mutual benefit and after friendly negotiations, Nan'ao Shaohe Pearl Seawater Culture Co., Ltd. of Guangdong Province, Man Sang Jewellery Co., Ltd. of Hong Kong and Chung Yuen Company o/b Golden Wheel Jewellery Mfr. Ltd. of Hong Kong agree to jointly establish a cooperative joint venture in Nan'ao County, Guangdong Province, the People's Republic of China and therefore, have reached the following terms and conditions for mutual observance.


                 CHAPTER 2 - COOPERATIVE JOINT VENTURE PARTIES

Art. 2  The parties to the cooperative joint venture shall be:

        Party A: Nan'ao Shaohe Pearl Seawater Culture Co.,
                 Ltd. of Guangdong Province, registered with the Administration for Industry and Commerce of Nan'ao County, Guangdong Province

        Legal address:  Zei'ao Bay, Shen'ao, Nan'ao County, Guangdong Province

        Legal representative:  Xie Shaohe, Chairman of Board, of Chinese nationality

        Banker:  Industrial and Commercial Bank of China, Nan'ao Sub-branch

        Bank account no.:  02450122-279

        Telephone:  0754-5713588

        Party B: Man Sang Jewellery Co., Ltd., registered in
                 Hong Kong, China

        Legal address: 21/F, Railway Plaza, 39 Chatham Road South, Tsim Sha
                       Tsui, Kowloon, Hong Kong

        Banker: The Hongkong and Shanghai Banking Corporation Limited, at
                673 Nathan Road, Mongkok, Kowloon, Hong Kong

        Bank account no:  580-077790-001

        Telephone:  00852-23175300



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        Legal representative: Cheng Tai Po, Vice-Chairman of
                              Board, of Hong Kong, China nationality

        Party C: Chung Yuen Company o/b Golden Wheel Jewellery
                 Mfr. Ltd., registered in Hong Kong, China

        Legal representative: Cheung Pui Hung, Managing Director,
                              of Hong Kong, China nationality

        Legal address: 16E, Alpha House, 27-33 Nathan Road, Tsim Sha Tsui,
                       Kowloon, Hong Kong

        Banker: The Hongkong and Shanghai Banking Corporation Limited,
                Kowloon Hotel Branch

        Bank account no.: 508-035607-001

        Telephone: 00852-23683122


             CHAPTER 3 - ESTABLISHMENT OF COOPERATIVE JOINT VENTURE

Art. 3 Party A, Party B and Party C hereby agree to establish Shantou City Shaohe Pearl Seawater Cultured Co., Ltd. (hereinafter referred to as the "Company") as a cooperative joint venture in China according to the Chinese-Foreign Cooperative Joint Venture Law of the People's Republic of China and other laws and regulations of China on foreign-related matters.

            The Chinese name of the Company shall be: [ ]

            The English name of the Company shall be: Shantou City Shaohe Pearl Seawater Cultured Co., Ltd.

            The legal address of the Company shall be Zei'ao Bay, Shen'ao, Nan'ao County, Guangdong Province.

Art. 4 All activities of the Company shall comply with the laws, regulations and decrees of the People's Republic of China.

Art. 5 The Company shall be a limited liability company. Party A, Party B and Party C shall bear the liabilities of the Company to the extent of their respective capital contributions to the Company and shall share any profits, risks or losses of the Company in the ratio determined hereunder.




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Art. 6  Objective: Adhering to the principles of equality, mutual benefit and sincere cooperation, the Parties shall employ advanced and appropriate techniques and scientific operation and management skills to cultivate and process quality seawater pearls and endeavor to achieve high competitiveness of the products in the international market in respect of quality and price, in order that each of the Parties can obtain satisfactory economic results.

Art. 7  Scope and scale of business of the Company: -


        Scope of business: to produce and sell seawater cultured pearls and other seawater cultivated products which are not subject to the export quota and licensing by the State.

        Scale of production: starting from the year 2002, to cultivate 5 million oysters and produce 1,000 kg of pearls per year, in order to achieve an annual production value of RMBY.25 million.


              CHAPTER 4 - TOTAL INVESTMENT AND REGISTERED CAPITAL


Art. 8 The total investment and registered capital of the Company shall be RMBY.26.16 million, including fixed assets of RMBY.6.82 million, current assets of RMBY.12.80 million and working capital of RMBY.6.54 million.
        A China-registered accountant shall be appointed to verify the capital contributed by each of the Parties and issue a capital verification report.

Art. 9 The registered capital of the Company shall not be decreased during the term of the Company. Any increase or transfer of the registered capital of the Company shall be subject to the unanimous approval of the Board of Directors and shall be reported to the original approval authority for its approval. Upon such approval, the relevant registration change procedures shall be completed with the administrative authority for industry and commerce.


                    CHAPTER 5 - CONDITIONS FOR COOPERATION

Art. 10 The conditions for cooperation among the three Parties shall be as follows:

        Party A shall provide land use rights, leased sea area, buildings, cultivation facilities, oysters under cultivation and other assets (as more particularly described in the Capital Verification Report no. Shan Qi Wei (1997) 45 of the Shantou City Qixin Auditors' Firm), which have a total value of RMBY.19.62 million.



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         Party B shall provide foreign exchange in cash with a value equivalent to RMBY.5.10 million (as converted by taking the mean of the buying rates and selling rates prevailing during the month of actual contribution).

         Party C shall provide foreign exchange in cash with a value equivalent to RMBY.1.44 million (as converted by taking the mean of the buying rates and selling rates prevailing during the month of actual contribution).

Art. 11 Each Party shall pay their capital contribution in full within one month after the date of issue of the Business License of the Company.

Art. 12 If additional capital contribution to the Company is necessary for its production, such additional capital contribution shall be paid by Party A, Party B and Party C in the ratio of 75 : 19.5 : 5.5 respectively after the unanimous approval of the Board of Directors for such additional capital contribution has been obtained. Any mortgage of the Company's assets for obtaining a loan or other financing from overseas or a domestic financial institution shall be valid only with the authorization of the Board of Directors of the Company. The interest and other fees so incurred shall be deemed expenditure of the Company and the risks so incurred shall be borne by the Company.

         Any transfer by a Party of all or part of its rights or obligations hereunder shall be subject to the unanimous consent of the other Parties and the approval of the original approval authority. Under the same conditions, the other Parties shall have the right of first refusal to such transfer.


                  CHAPTER 6 - RESPONSIBILITIES OF THE PARTIES

Art. 13  The parties shall perform the following responsibilities:

         Party A: 1.   to make registration for the Company with the relevant
                       governmental authorities of China and obtain the Approval
                       Certificate and the Business License;

                  2. to provide the land use rights, leased sea area, buildings, cultivation facilities and oysters under cultivation for the use of the Company as provided for under Articles 10 and 11 hereof;

                  3. to recruit qualified management personnel, production workers and other necessary personnel for the Company;

                  4. to assist the Company in purchasing (or leasing) facilities, materials, office supplies, means of transportation and telecommunications equipment in China;



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                   5.  to second certain personnel to be responsible for the
                       daily production and operation of the Company; and

                   6. to be responsible for other matters as may be entrusted by the Company.

          Party B: 1.  to pay its capital contribution in full
                       for the use of the Company as provided for under Articles 10 and 11 hereof;

                   2. to assist the Company in seeking loans from financial institutions in China or overseas;

                   3. to purchase products of the Company on a priority basis under the same price condition;

                   4. to be responsible for technical learning and advertising for the Company in China and abroad, and to provide the Company with relevant economic information; and

                   5. to be responsible for other matters as may be entrusted by the Company.

          Party C: 1.  to pay its capital contribution in full
                       for the use of the Company as provided for under Articles 10 and 11 hereof; and

                   2. to be responsible for other matters as may be entrusted by the Company.


                          CHAPTER 7 - SALE OF PRODUCTS

Art. 14 Products of the Company shall be sold in Mainland China, Hong Kong, Macao and overseas markets. 90% of its products shall be for sale overseas and 10% for sale in Mainland China.

         Price of the products: total cost + reasonable profit = ex-factory price


                         CHAPTER 8 - BOARD OF DIRECTORS


Art. 15 The Company shall establish its Board of Directors according to the law. The date of registration of the Company shall be deemed the date of establishment of its Board of Directors. The Board shall consist of five Directors, three of whom shall be appointed by Party A, one by Party B and one by Party C. The Chairman of Board shall be one of the Directors appointed by Party A and the Vice Chairman shall be the Director appointed by Party B.



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Art. 16     The Board of Directors shall be the highest authority of the Company and shall decide all important matters of the Company. A decision on any of the following important matters may be made only with the consensus of the Board:


            1. amendment of the Articles of Association of the Company;

            2. increase or transfer of the registered capital of the Company;

            3.   termination or dissolution of the Company;

            4. amalgamation of the Company with other economic organizations;

            5. other important matters which consensus of the Board on a decision is required.

            A decision on any other matters shall be made only with the consent of more than half of the number of the Directors.

Art. 17 Each Director shall have a term of office for three years and shall be eligible for another term upon reappointment. Each Party shall have the right to appoint or replace a Director, subject to the number of Directors which such Party shall have the right to appoint, provided that the Board of Directors shall be notified in writing of such appointment or replacement.

Art. 18 The Chairman of Board shall be the legal representative of the Company. The Vice Chairman of Board shall assist the Chairman in his work. In case the Chairman fails to perform his duties, the Vice Chairman shall perform his duties on his behalf.

Art. 19 The Board of Directors shall meet at least once a year. The Board meetings shall be convened and presided by the Chairman. Upon request by more than one-third of the Directors, the Chairman may convene an extraordinary Board meeting. Minutes of the Board meetings shall be properly kept.


                CHAPTER 9 - OPERATIONAL AND MANAGERIAL STRUCTURE

Art. 20 The Company shall have one General Manager, who shall be under the leadership of Board. The post of the General Manager shall also be taken up by the Chairman of Board. Functional departments shall be set up to meet the needs of the Company in respect of cultivation, processing and business.

Art. 21 The General Manager shall be directly responsible to the Board of Directors, carry out the resolutions of the Board and organize the daily operation and management of the Company in respect of research and application of production techniques, and cultivations, processing and sale of products.



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Art. 22     Any senior management personnel of the Company intending to resign shall apply in writing to the Board one month in advance. In case any of such senior management personnel has committed graft or serious dereliction of duties, the Board may terminate his appointment or dismiss him.


       CHAPTER 10 - ACCOUNTING, TAXATION, FOREIGN EXCHANGE AND INSURANCE

Art. 23 Specific plans shall be formulated for the accounting system of the Company in accordance with the relevant laws and regulations of China, statutes on accounting system of foreign-invested enterprises and the actual management requirements of the Company and shall be submitted to the Board for its approval.

Art. 24 The calendar year shall be taken as the fiscal year of the Company. In other words, the fiscal year of the Company shall begin on January 1 and end on December 31 of the same year. The accounting system of the Company shall adopt the internationally used accrual basis and debit and credit accounting system. Renminbi shall be taken as the base bookkeeping currency. Any transactions in a foreign currency shall be recorded in such foreign currency and the base bookkeeping currency as converted in the exchange rate at the time the transaction is actually made.

Art. 25 The Company shall establish a bookkeeping system in accordance with the relevant rules. All vouchers shall be recorded in Chinese. The accounting department shall prepare accounting statements periodically. The annual accounts shall be audited by a China-registered accountant, who shall then issue an auditor's report. The auditor's report, annual account and profits distribution plan of each year shall be submitted to the Board of Directors.

Art. 26 The Company shall open and maintain a relevant foreign currency account and a Renminbi account with a bank approved to conduct foreign exchange business by the administration for foreign exchange in the place of registration of the Company. Except only transactions which may be settled in cash, all transactions of the Company shall be settled through the bank.

Art. 27 The Company shall pay taxes according to the taxation laws. Upon application to and approval by the taxation authority according to the taxation laws, the Company may enjoy exemption for or reduction of enterprise income tax and/or other preferential treatments.

Art. 28 Insurance shall be obtained for the property of the Company from an property insurance company in China. Matters relating to the insurance for property shall be decided by the Board.




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           CHAPTER 11 - DISTRIBUTION OF PROFITS AND SHARING OF RISKS

Art. 29 The Three Funds shall be appropriated in the required proportion from the annual profits of the Company after income tax has been paid in the tax period according to the law. Any profits or losses shall be shared among Party A, Party B and Party C in the ratio
            75% : 19.5% : 5.5%.


                 CHAPTER 12 - LABOR MANAGEMENT AND TRADE UNION

Art. 30 The Company shall establish a trade union organization according to the Constitution of a Trade Union in China, provide convenience for its necessary activities and appropriate 2% of the total salary actually paid, as funds for the trade union.

Art. 31 Recruitment, resignation, wages, welfare, labor insurance, labor protection and labor discipline of staff and workers of the Company shall be dealt with according to the Provisions on Labor Management in Enterprises with Foreign Investment and shall be reported to the labor authority in the place of registration of the Company.


                CHAPTER 13 - TERM OF JOINT VENTURE AND DISPOSAL
                         OF ASSETS UPON ITS EXPIRATION

Art. 32 The term of the Company shall be 11 years and shall begin from the date of issue of the Business License of the Company.

Art. 33 If Party A, Party B and Party C unanimously consent to an extension of the term of the Company, an application for such extension shall be made in writing to the original approval authority six months prior to the expiration of the original term after the Board of Directors has passed the relevant resolution. The term shall become extended upon approval by the original approval authority.

Art. 34 Upon expiration or earlier termination of the term of the Company, the Company shall be liquidated according to the law. Net assets of the Company after its liquidation shall be distributed among Party A, Party B and Party C according to the ratio in which any profits of the Company are distributed among the Parties.





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         CHAPTER 14 - AMENDMENT, VARIATION AND TERMINATION OF CONTRACT

Art. 35 Any amendment or variation of this Contract shall be subject to the signing of an agreement to such effect in writing by Party A, Party B and Party C and the approval of the original approval authority.

Art. 36 In the event that this Contract fails to be performed because of earthquakes, natural disasters, wars or other force majeure, or operation of the Company fails to continue because of continual losses, the term of the Company and this Contract may be terminated earlier upon unanimous consent of the Board of Directors and the approval of the original approval authority.

Art. 37 In the event that non-performance or serious breach by any Party hereto of the obligations provided in this Contract or the Articles of Association of the Company causes failure of the operation of the Company to be continued, such Party shall be deemed to have terminated this Contract unilaterally. The non-breaching Parties shall have the right to claim damages from the breaching Party and to apply to the original approval authority for earlier termination of the term of the Company and this Contract, as provided in this Contract. If Party A, Party B and Party C agree to continue the operation of the Company, the breaching Party shall compensate the financial losses caused to the non-breaching Parties.


                       CHAPTER 15 - LIABILITY FOR BREACH

Art. 38 If Party A, Party B or Party C fails to promptly and fully pay the capital contribution as required by Articles 10 and 11 hereof, the breaching Party shall pay the non-breaching Parties a breach penalty equivalent to 5% of the capital contribution originally payable, for each overdue month starting from the first month after the original due date. If any capital contribution is overdue for three months, the non-breaching Parties shall have the right to terminate this Contract according to Article 37 hereof and claim damages from the breaching Party for losses caused in addition to the accumulative breach penalties as required above.


                          CHAPTER 16 - APPLICABLE LAW

Art. 39 The formation, validity, interpretation and performance of this Contract or settlement of disputes relating to this Contract shall be governed by the laws of the People's Republic of China.





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                      CHAPTER 17 - SETTLEMENT OF DISPUTES

Art. 40 Any disputes caused by or relating to the performance of this Contract shall be settled by Party A, Party B and Party C through friendly consultation. If any dispute fails to be settled through friendly consultation, the dispute shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its arbitration rules. The award of such arbitration shall be final and binding on each of the Parties.
            The cost for arbitration shall be borne by the losing Party.


                           CHAPTER 18 - MISCELLANEOUS

Art. 41 This Contract shall become effective upon signing by the legal representatives of Party A, Party B and Party C and then approval by the approval authority. Any amendment or supplemental contract shall have the same effect as this Contract.

Art. 42 This Contract shall be written in Chinese in four originals. Party A, Party B and Party C shall each hold one of the originals and the remaining original shall be filed with the approval authority. Several copies of this Contract shall be made and they shall have the same effect as the originals.


Party A:    [Seal of Nan'ao Shaohe Pearl Seawater Culture Co., Ltd.]
Legal representative:  Xie Shaohe

Party B:    [Seal of Man Sang Jewellery Co., Ltd.]
Legal representative:  Cheng Tai Po

Party C:    [Seal of Chung Yuen Company o/b Golden Wheel Jewellery Mfr. Ltd.]
Legal representative:  Cheung Pui Hung


                Date of signing:  November 8, 1997

                Place of signing:  Chenghai City, Guangdong Province, China


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